Exhibit 10.3

EXECUTION COPY

CREDIT AGREEMENT

dated as of December 21, 2006

between

MAX RE LTD.,

as Borrower,

and

THE BANK OF NOVA SCOTIA,

as the Lender

ARTICLE I. DEFINITIONS

SECTION 1.1 Definitions.

SECTION 1.2 Other Interpretive Provisions.

SECTION 1.3 Accounting Principles.

ARTICLE II. AMOUNT AND TERMS OF COMMITMENT

SECTION 2.1 Commitment

SECTION 2.2 Issuance, Amendment and Renewal of Letters of Credit.

SECTION 2.3 Drawings and Reimbursements.

SECTION 2.4 Role of the Lender.

SECTION 2.5 Obligations Absolute.

SECTION 2.6 Applicability of ISP98.

SECTION 2.7 Interest.

SECTION 2.8 Payments.

SECTION 2.9 Termination or Reduction of Commitment.

SECTION 2.10 Cash Collateralization of Letters of Credit.

SECTION 2.11 Fees.

SECTION 2.12 Computation of Fees and Interest.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.1 Taxes.

SECTION 3.2 Illegality.

SECTION 3.3 Increased Costs and Reduction of Return.

SECTION 3.4 Certificates of the Lender.

SECTION 3.5 Survival.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Due Organization, Authorization, etc.

SECTION 4.2 Litigation and Contingent Liabilities.

SECTION 4.3 Employee Benefit Plans.

SECTION 4.4 Regulated Entities.

SECTION 4.5 Regulations T, U and X.

SECTION 4.6 Proceeds.

SECTION 4.7 Business Locations.

SECTION 4.8 Accuracy of Information.

SECTION 4.9 Subsidiaries.

SECTION 4.10 Insurance Licenses.

SECTION 4.11 Taxes.

SECTION 4.12 Securities Laws.

SECTION 4.13 Compliance with Laws.

SECTION 4.14 Financial Condition.

SECTION 4.15 Insurance Act.

SECTION 4.16 First Priority Security Interest.

SECTION 4.17 Money Laundering, etc..

ARTICLE V. AFFIRMATIVE COVENANTS

SECTION 5.1 Reports, Certificates and Other Information.

SECTION 5.2 Corporate Existence; Foreign Qualification.

SECTION 5.3 Books, Records and Inspections.

SECTION 5.4 Insurance.

SECTION 5.5 Taxes and Liabilities.

SECTION 5.6 Compliance with Laws.

SECTION 5.7 Maintenance of Permits.

SECTION 5.8 Conduct of Business.

SECTION 5.9 Use of Credit Extensions.

SECTION 5.10 Financial Strength Rating.

SECTION 5.11 Further Assurances.

SECTION 5.12 Money Laundering, etc..

ARTICLE VI. NEGATIVE COVENANTS

SECTION 6.1 Net Worth.

SECTION 6.2 Debt.

SECTION 6.3 Mergers, Consolidations and Sales.

SECTION 6.4 Other Agreements.

SECTION 6.5 Transactions with Affiliates.

SECTION 6.6 Liens.

SECTION 6.7 Restrictions On Negative Pledge Agreements, Etc.

SECTION 6.8 Dividends, Etc.

SECTION 6.9 Eligible Investments.

ARTICLE VII. EVENTS OF DEFAULT AND THEIR EFFECT

SECTION 7.1 Events of Default.

SECTION 7.2 Effect of Event of Default.

SECTION 7.3 Collateral.

ARTICLE VIII. CONDITIONS

SECTION 8.1 Conditions to Occurrence of the Effective Date.

SECTION 8.2 Conditions to All Credit Extensions.

ARTICLE IX. MISCELLANEOUS

SECTION 9.1 Amendments and Waivers.

SECTION 9.2 Notices; Effectiveness; Electronic Communication.

SECTION 9.3 No Waiver; Cumulative Remedies.

SECTION 9.4 Costs and Expenses.

SECTION 9.5 Indemnity.

SECTION 9.6 Payments Set Aside.

SECTION 9.7 Successors and Assigns.

SECTION 9.8 Assignments, Participations, etc.

SECTION 9.9 Confidentiality.

SECTION 9.10 Set-off.

SECTION 9.11 Notification of Addresses, Lending Offices, Etc.

SECTION 9.12 Counterparts; Facsimile.

SECTION 9.13 Severability.

SECTION 9.14 No Third Parties Benefitted.

SECTION 9.15 Governing Law and Jurisdiction.

SECTION 9.16 Waiver of Jury Trial.

SECTION 9.17 Service of Process.

SECTION 9.18 USA PATRIOT Act Notice.

SECTION 9.19 Entire Agreement.

SCHEDULE 1.1	Concentration Limits

SCHEDULE 1.2	Borrowing Base Calculation

SCHEDULE 4.1	Jurisdictions

SCHEDULE 4.2	Litigation and Contingent Liabilities

SCHEDULE 4.7	Locations

SCHEDULE 4.9	Subsidiaries

SCHEDULE 4.10	Insurance Licenses

SCHEDULE 6.6	Liens

EXHIBIT A	Form of Compliance Certificate

EXHIBIT B	Form of Borrowing Base Certificate

EXHIBIT C	Form of Security Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 21, 2006, is entered into by and between Max Re Ltd., a Bermuda company (the “Borrower”), and The Bank of Nova Scotia (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender provide a $100 million 364-day revolving letter of credit facility and the Lender is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. When used herein the following terms shall have the following meanings:

Adjusted Fair Market Value means, with respect to each Eligible Investment, an amount equal to the product of the Fair Market Value of such Eligible Investment and the applicable percentage thereof with respect to such Eligible Investment as set forth on Schedule 1.2.

Affiliate of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be:

(a) “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(i) to vote 20% or more of the securities having at the time of any determination hereunder voting power for the election of directors of such Person; or

(ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or

(b) “controlled by” or “under common control with” such other Person if such other Person is the executor, administrator, or other personal representative of such Person.

Agreement means this Credit Agreement.

Annual Statement means, as to any Person, the annual financial statement of such Person as required to be filed with the Minister, or similar Governmental Authority of such Person’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all reasonable disbursements of internal counsel.

Authorized Officers means those officers of the Borrower whose signatures and incumbency shall have been certified to the Lender pursuant to Section 8.1(c).

Base Rate means, for any day, a fluctuating rate per annum equal to the higher of (a) Federal Funds Rate plus 1/2 of 1%; and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate”. The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Beneficiary means each Person for whose benefit a Letter of Credit has been issued hereunder.

Borrower is defined in the Preamble.

Borrowing Base means on any date of determination, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Investments.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit B with such changes therein as the Lender may request from time to time.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Hamilton, Bermuda are authorized or required by law to close.

Canadian Government Debt means evidence of Debt issued or guaranteed by the Canadian Government or any agency thereof, in each case (a) the timely payment of principal thereof and interest thereon are backed by the full faith and credit of Canada, and (b) that are in the form of conventional bills, bonds and notes.

Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any Person controlling a bank.

Capital Stock means, as to any Person, any and all shares, interests, partnership interest, participations, rights in or other equivalents (however designated) of such Person’s equity interest (however designated).

Capitalized Lease means, as to any Person, any lease which is or should be capitalized on the balance sheet in accordance with GAAP, together with any other lease which is in substance a financing lease, including, without limitation, any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

Cash means Dollars held by the Borrower in the Custody Account.

Cash Equivalents means, at any time:

(a) US Government Debt, maturing not more than one year after such time;

(b) commercial paper, maturing not more than one year from the date of issue, which is issued by

(i) a corporation (except an Affiliate of the Borrower) rated at least A-1 by S&P or P-1 by Moody’s or the equivalent rating from another nationally recognized agency, or

(ii) the Lender (or its holding company);

(c) any certificate of deposit or bankers’ acceptance or eurodollar time deposit, maturing not more than one year after the date of issue, which is issued by either

(i) a financial institution which is rated at least BBB- by S&P or Baa3 by Moody’s or 2 or above by the National Association of Insurance Commissioners, or

(ii) the Lender; or

(d) any repurchase agreement with a term of one year or less which

(i) is entered into with

(A) the Lender, or

(B) any other commercial banking institution of the stature referred to in clause (c)(i), and

(ii) is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c) that has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Lender (or other commercial banking institution) thereunder;

(e) investments in money market funds that invest solely in Cash Equivalents described in clauses (a) through (d); and

(f) investments in short-term asset management accounts offered by the Lender for the purpose of investing in loans to any corporation (other than an Affiliate of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by S&P or P-1 by Moody’s.

Change in Control shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Parent or the Borrower occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Parent that represent 51% or more of the combined voting power of the Parent’s then outstanding securities other than Moore Holdings and Capital Z Partners, or (c) the Parent ceases to own, directly or indirectly, 100% of the Capital Stock of and beneficial interest in the Borrower entitled to vote (in accordance with the provisions of the bye-laws of the Borrower) upon general matters submitted to shareholders including election of the board of directors.

Code means the Internal Revenue Code of 1986, as amended and any successor statute of similar import, together with the regulations thereunder, as amended, reformed or otherwise modified and in effect from time to time. References to sections of the Code shall be construed to also refer to successor sections.

Collateral means all property and assets that are from time to time subject to the Security Agreement or on deposit in the LC Collateral Account.

Commitment means the commitment of the Lender to Issue Letters of Credit pursuant to Section 2.1(a). The initial amount of the Commitment is $100,000,000.

Commitment Termination Date means the earlier of (a) December 20, 2007, and (b) the occurrence of a Commitment Termination Event.

Commitment Termination Event means the occurrence and continuance of any Event of Default and either (a) the Obligations are declared to be due and payable pursuant to Section 7.2, or (b) in the absence of such declaration, the Lender gives notice to the Borrower that the Commitment has been terminated.

Compliance Certificate means a certificate substantially in the form of Exhibit A but with such changes as the Lender may from time to time reasonably request for purposes of monitoring the Borrower’s compliance herewith.

Concentration Limits means the limitations on issuers and other investment parameters set forth on Schedule 1.1.

Contingent Liability means any agreement, undertaking or arrangement by which any Person (outside the ordinary course of business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distributions upon the shares of any other Person or undertakes or agrees (contingently or otherwise) to purchase, repurchase, or otherwise acquire or become responsible for any Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received; provided, however, that obligations of the Borrower and its Subsidiaries under Reinsurance Agreements and Primary Policies (including, without limitation, any guarantees by the Borrower of its Subsidiaries’ obligations thereunder) which are entered into in the ordinary course of business shall not be deemed to be Contingent Liabilities for the purposes of this Agreement. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby.

Contractual Obligation means, relative to any Person, any obligation, commitment or undertaking under any agreement or other instrument to which such Person is a party or by which it or any of its property is bound or subject.

Control Agreement is defined in Section 8.1(g).

Corporate/Municipal Securities means publicly traded securities (other than preferred stock) issued by a corporation organized in the United States or by any state or municipality located in the United States.

Credit Documents means this Agreement, each LC Application, each LC Amendment Application, the Security Agreement, the Control Agreement and all other agreements, instruments, certificates, documents, schedules or other written indicia delivered by the Borrower in connection with any of the foregoing.

Credit Extension means the issuance of any Letter of Credit, the increase in the stated amount of any Letter of Credit or the amendment or extension of the stated expiry date of any existing Letter of Credit.

Custodian means Mellon Bank N.A., in its capacity as custodian under the Custody Agreement in respect of the Custody Account.

Custody Account means account no. MRLF 0131262 at Mellon Bank N.A., as custodian, established pursuant to the Custody Agreement.

Custody Agreement means the Custody Agreement, dated as of the date hereof, between the Borrower and the Custodian.

Debt means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of such Person; (d) all obligations in respect of Capitalized Leases of such Person; (e) all net Hedging Obligations and Total Return Equity Swaps of such Person; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse; (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership in which such Person is a general partner unless such Debt is nonrecourse to such Person; and (j) all Contingent Liabilities of such Person whether or not in connection with the foregoing; provided that, notwithstanding anything to the contrary contained herein, Debt shall not include (x) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business or, (y) unsecured current liabilities incurred in the ordinary course of business and paid within 90 days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Lender, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clause (x) above) or (z) any obligations of such Person under any Reinsurance Agreement or Primary Policy.

Default means any condition or event, which, after notice or lapse of time or both, would constitute an Event of Default.

Dollar(s) and the sign “$” means lawful money of the United States of America.

Drawing Request is defined in Section 2.3.

Effective Date means the date on which the conditions precedent for the effectiveness of this Agreement specified in Section 8.1 shall have been met or waived.

Eligible Assignee means a Person who is (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; or (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of the Lender, (ii) a Subsidiary of a Person of which the Lender is a Subsidiary, or (iii) a Person of which the Lender is a Subsidiary.

Eligible Investments means each of the following to the extent held in the Custody Account: (i) Cash, Canadian Government Debt and US Government Debt, and (ii) Cash Equivalents, Corporate/Municipal Securities, and MBS Investments which, in each case under this clause (ii) (a) have the required rating as set forth on Schedule 1.2, and (b) are capable of being marked to market on a daily basis.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations promulgated thereunder and under the Code, in each case as in effect from time to time. References to sections of ERISA also refer to successor sections.

Event of Default means any of the events described in Section 7.1.

Executive Officer means, as to any Person, the president, the chief financial officer, the chief executive officer or a senior vice president who performs similar functions.

Existing Agreement means each of (a) the Credit Agreement, dated as of June 1, 2005, entered into by and among the Borrower, the Parent, various financial institutions which are parties thereto, and Bank of America, National Association, as fronting bank, as letter of credit administrator, and as administrative agent, (b) the Letter of Credit Reimbursement Agreement, dated as of January 14, 2002, as entered into by and among the Borrower, various financial institutions which are parties thereto as lenders, Bayerische Hypo- und Vereinsbank AG, New York Branch, as administrative agent for the lenders thereunder and Bayerische Hypo- und Vereinsbank AG, New York Branch, as letter of credit issuer, (c) the Letter of Credit Reimbursement Agreement, dated as of November 23, 2004, between the Borrower and ING Bank N.V., London Branch, and (d) Total Return Equity Swaps.

Fair Market Value means (a) with respect to any publicly-traded security (other than those set forth in clause (b)) the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in The Wall Street Journal or if not so reported, in any nationally recognized financial journal or newspaper), (b) with respect to Cash and Cash Equivalents, the amounts thereof, and (c) with respect to any Investment (other than those set forth in clauses (a), and (b)), the price for such Investment on the date of calculation obtained from a generally recognized source approved by the Lender or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to a particular Investment, any other source specified by the Borrower to which the Lender does not reasonably object). With respect to Investments denominated in a currency other than Dollars, the Dollar equivalent thereof (using a method agreed upon by the Borrower and the Lender) shall be used for purposes of determining the Fair Market Value of such Investment.

Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Lender of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Lender.

Final Expiry Date means the first anniversary of the Commitment Termination Date.

Fiscal Quarter means any quarter of a Fiscal Year.

Fiscal Year means any period of twelve consecutive calendar months ending on the last day of December.

FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Hedging Obligations means, with respect to any Person, the net liability of such Person under any futures contract or options contract (including property catastrophe futures and options), interest rate swap agreements and interest rate collar agreements and all other agreements or arrangements designed to protect such Person against catastrophic events, fluctuations in interest rates or currency exchange rates.

Indemnified Liabilities is defined in Section 9.5(a).

Indemnified Person is defined in Section 9.5(a).

Insolvency Proceeding means any proceeding under the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Insurance Code means, with respect to the Borrower and its Subsidiaries, the insurance regulation of such Person’s domicile and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed to also refer to successor sections.

Insurance Policies means policies purchased from insurance companies by the Borrower or any of its Subsidiaries for its own account to insure against its own liability and property loss (including, without limitation, casualty, liability and workers’ compensation insurance).

Investment means, as to any Person, any investment by such Person, whether by means of security purchase, capital contribution, loan, time deposit or otherwise, and shall include without limitation Cash and Cash Equivalents.

Investment Portfolio means, as of any date, the Fixed Maturities and Alternative Investments of the Borrower and its Subsidiaries as shown on the Borrower’s balance sheet on such date.

Issue means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry date of, or to increase the stated amount of, such Letter of Credit; and the terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.

LC Amendment Application means an application form for amendment of an outstanding letter of credit as shall at any time be in use by the Lender.

LC Application means an application form for issuances of a letter of credit as shall at any time be in use by the Lender.

LC Collateral Account is defined in Section 2.10(b).

LC Disbursement means a payment made by the Lender in respect of a Drawing Request under a Letter of Credit.

LC Obligations means, at any time, (a) the aggregate undrawn stated amount of all outstanding Letters of Credit plus (b) without duplication, the aggregate unpaid amount of all LC Disbursements.

LC Related Documents means the Letters of Credit, the LC Applications and any other document (other than this Credit Agreement) relating to any Letter of Credit, including any of the Lender’s standard form documents for Letter of Credit issuances or amendments.

Lender is defined in the Preamble.

Lending Office means the office of the Lender specified in Section 9.2(a)(ii), or such other office or offices as the Lender may from time to time notify the Borrower.

Letters of Credit means a standby letter of credit, having terms and provisions which are permitted by this Agreement and which otherwise are reasonably satisfactory to the Lender, issued pursuant to Section 2.2.

License(s) is defined in Section 4.10.

Lien means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

Margin Stock means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

Material Adverse Effect means, the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a materially adverse effect on:

(a) the assets, business, financial condition, operation or prospects of the Borrower; or

(b) the ability of the Borrower to perform any of its payment or other material obligations under any of the Credit Documents; or

(c) the legality, validity, binding effect or enforceability against the Borrower of any Credit Document that by its terms purports to bind the Borrower.

MBS (Agency Pass-Throughs) means any instrument, issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation, that entitles the holder of, or beneficial owner under, the instrument to the whole or any part of the rights or entitlements of a mortgagee and any other rights or entitlements in respect of a pool of mortgages or any money payable by mortgagors under those mortgages in relation to real estate mortgages, and the money payable to the holder of, or beneficiary owner under, the instrument is based on actual or scheduled payments on the underlying mortgages.

MBS (Agency CMOs) means collateralized mortgage obligations or real estate mortgage investment conduit pass through securities, in any case issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation.

MBS Investments means MBS (Agency CMOs) and MBS (Non-Agency CMOs) which constitute TACs, PACs and Sequentials (as such terms are defined by Bloomberg Inc.) and shall not include Support Tranches (as such term is defined by Bloomberg Inc.) and MBS (Agency Pass-Throughs). The weighted average duration of such MBS Investments shall be less than or equal to seven years. The maximum weighted average life of any single MBS Investment shall not exceed 12 years. To the extent MBS Investments included within Eligible Investments violate the restrictions set forth herein, the Fair Market Value of such MBS Investments shall be excluded from the Borrowing Base; provided, however, that only those MBS Investments having the lowest aggregate Fair Market Value whose exclusions will result in compliance shall be excluded from the Borrowing Base.

MBS (Non-Agency CMOs) means collateralized commercial mortgage obligations or commercial real estate mortgage investment conduit pass through securities, not issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation.

MDS means Max Re Diversified Strategies Ltd.

Minister means the Minister of Finance of Bermuda or similar Governmental Authority in the applicable jurisdiction.

Moody’s means Moody’s Investors Service, Inc.

Net Worth means, for any Person, consolidated shareholders’ equity of such Person calculated in accordance with GAAP.

Obligations means all obligations and liabilities of the Borrower to the Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, primary or secondary, joint or several, recourse or nonrecourse or now or hereafter existing or due or to become due, whether for LC Disbursements, reimbursement obligations, interest, fees, expenses, claims, indemnities or otherwise, under or in connection with this Agreement or any other Credit Document.

OFAC shall have the meaning assigned to such term in Section 4.17.

Ordinary Course Litigation is defined in Section 4.2(d).

Organization Documents means, (a) for any corporation, the certificate or articles of incorporation, the memorandum of association, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and (b) for any partnership, limited liability company, trust or other Person, the analogous documents thereof.

Other Taxes means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Documents.

Parent means Max Re Capital Ltd., a Bermuda company (f/k/a Maximus Capital Holdings, Ltd.).

Participants is defined in Section 9.8(b).

Permitted Guarantees means (a) guarantees by the Borrower or any of its Subsidiaries of the obligations of another Subsidiary under Reinsurance Agreements and Primary Policies issued by such Subsidiary, (b) the guarantees listed on Schedule 4.2 and (c) agreements by the Borrower in favor of a Subsidiary to maintain the capital of such Subsidiary at 150% of the required regulatory level.

Person means any natural person, corporation, partnership, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

Plan means any “employee pension benefit plan” or “employee welfare benefit plan” as such terms are defined in ERISA, and as to which the Borrower has or may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA; provided however that Plan shall not include (a) defined contribution plans established for the employees of the Parent and its Subsidiaries in Bermuda and Ireland, (b) 401(k) plans, or (c) deferred compensation plans with a defined contribution feature.

Primary Policies means any insurance policies issued by the Borrower or any of its Subsidiaries.

Purchase Money Debt means and includes (a) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (b) any Debt (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (c) any renewals, extensions, or refinancings thereof, but not any increases in the principal amounts thereof outstanding at such time, but excluding, for purposes of this definition, any such Debt constituting a Capitalized Lease.

Purchase Money Lien means a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets (together with any accessions thereto and proceeds thereof) the purchase price of which was financed through the incurrence of the Purchase Money Debt secured by such Lien.

Reinsurance Agreements means any agreement, contract, treaty, certificate or other arrangement whereby the Borrower or any of its Subsidiaries agrees to assume from or reinsure another insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

Requirement of Law for any Person means the Organization Documents of such Person, and any law, treaty, rule, ordinance or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

SAP means the statutory accounting practices prescribed or permitted by the Minister (or other similar Governmental Authority) in the Borrower’s or such Subsidiary’s domicile for the preparation of Annual Statements and other financial reports by insurance corporations of the same type as the Borrower or such Subsidiary as the case may be.

Security Agreement means a security agreement substantially in the form of Exhibit C entered into on the Effective Date.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Subsidiary means a corporation of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares as have at the time of any determination hereunder more than 50% of the ordinary voting power. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Borrower.

Taxes means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Lender’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized or maintains a lending office.

Total Return Equity Swap shall mean (a) the $150,000,000 total return equity swap entered into by the Borrower in connection with the common shares of MDS, (b) Debt of the Borrower secured by the common shares of MDS which is incurred for the purpose of acquiring assets which qualify to be held in trusts which secure the Borrower’s obligations under Reinsurance Agreements and Primary Policies, and (c) any substantially similar financial arrangement or transaction entered into by the Borrower.

US Government Debt means evidence of Debt issued or guaranteed by the United States Government or any agency thereof, in each case (a) the timely payment of principal thereof and interest thereon are backed by the full faith and credit of the United States of America, and (b) that are in the form of conventional bills, bonds and notes.

SECTION 1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i)   The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Credit Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g) This Agreement and the other Credit Documents are the result of negotiations among, and have been reviewed by counsel to, the Borrower and the Lender, and are the products of all parties. Accordingly, they shall not be construed against the Lender merely because of the Lender’s involvement in their preparation.

SECTION 1.3 Accounting Principles. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any of the Credit Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP or SAP, as the context may require. When used in this Agreement, the term “financial statements” shall include the notes and schedules thereto. In addition, when used herein, the terms “best knowledge of” or “to the best knowledge of” any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer of such Person) or which should have been known by such Person after reasonable inquiry.

ARTICLE II.

AMOUNT AND TERMS OF COMMITMENT

SECTION 2.1 Commitment

(a) Commitment. Upon and subject to the terms and conditions hereof, (i) the Lender hereby agrees to Issue Letters of Credit at the request of and for the account of the Borrower from time to time before the Commitment Termination Date, provided that the Lender shall not be obligated to Issue any Letter of Credit if as of the date of issuance of such Letter of Credit (A) the LC Obligations outstanding shall exceed the lesser of (x) the Commitment and (y) the Borrowing Base, or (B) the conditions in Section 2.2(b) are not met.

(b) Evidence of Credit Extensions. The Letters of Credit Issued and the reimbursement obligations with respect thereto shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business, which shall be conclusive (absent manifest error). Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation by the Borrower hereunder to pay any amount owing with respect to any Credit Extension.

SECTION 2.2 Issuance, Amendment and Renewal of Letters of Credit.

(a) Each Letter of Credit shall be Issued upon the irrevocable written request of the Borrower received by the Lender at least three (3) Business Days (or such shorter time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an LC Application, and shall specify in form and detail satisfactory to the Lender: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the Beneficiary thereof; (v) the documents to be presented by such Beneficiary to the Lender in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the Beneficiary in case of any drawing thereunder; and (vii) such other matters as the Lender may require.

(b) The Lender shall not be under any obligation to Issue any Letter of Credit if:

(i) Such issuance would be prohibited under Section 3.2 or would otherwise be contrary to any Requirement of Law applicable to such Person;

(ii) the Lender has received written notice from the Borrower, on or prior to the Business Day prior to the requested date of such Credit Extension, that one or more of the applicable conditions contained in Section 8.2 is not then satisfied;

(iii) the expiry date of such Letters of Credit would occur more than twelve months after the date of issuance or last extension;

(iv) the expiry date of such Letter of Credit is less than five Business Days prior to the Final Expiry Date;

(v) such Letter of Credit is denominated in a currency other than Dollars; or

(vi) a Default or Event of Default has occurred and is continuing.

(c) From time to time while a Letter of Credit is outstanding and prior to the Commitment Termination Date, the Lender will, upon the written request of the Borrower received by the Lender at least three (3) Business Days (or such shorter time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit Issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an LC Amendment Application and shall specify in form and detail satisfactory to the Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Lender may require. With respect to Letters of Credit which contain an automatic extension provision, unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender for any such extension. The Lender shall not have any obligation to amend any Letter of Credit if: (A) the Lender would have not been obligated at such time to Issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the Beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. The Lender agrees, upon the request of the Borrower and as long as no Event of Default or Default shall have occurred and be continuing, to amend any Letter of Credit to extend the expiry date thereof to a date not later than five Business Days prior to the Final Expiry Date.

(d) The Lender may, at its election (or at the direction of the Borrower), deliver any notices of termination or other communications to any Beneficiary or transferee of a Letter of Credit, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than five Business Days prior to the Final Expiry Date.

(e) This Agreement shall control in the event of any conflict between this Agreement and any LC Related Document (other than any Letter of Credit).

(f) The delivery of each Letter of Credit Application pursuant to this Section 2.2 and each request for amendment or extension of an existing Letter of Credit shall automatically constitute a representation and warranty by the Borrower to the Lender to the effect that on the date of such requested Credit Extension the conditions of Section 8.2 have been satisfied.

SECTION 2.3 Drawings and Reimbursements. With respect to each Letter of Credit for which the Lender receives a request for a drawing which is in form and substance reasonably satisfactory to the Lender (a “Drawing Request”), the Lender shall promptly (and in any event no later than one (1) Business Day following the date of the related LC Disbursement) notify the Borrower of such Drawing Request (which notice may be oral if immediately confirmed in writing (including by facsimile)) and upon receipt of such notification, the Borrower shall promptly reimburse the Lender for the amount of the LC Disbursement related to such Drawing Request by delivering to the Lender in immediately available funds the amount of such LC Disbursement.

SECTION 2.4 Role of the Lender.

(a) The Borrower agrees that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft and certificate expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document; provided that the Lender shall exercise due care in the review and processing of drawings under letters of credit issued by it. Notwithstanding anything to the contrary herein contained, in the absence of gross negligence or willful misconduct on the part of the Lender, as found by a final and nonappealable decision of a court of competent jurisdiction, the Lender shall be deemed to have exercised due care in the observance and performance of all of its obligations hereunder.

(b) The Borrower hereby assumes all risks of the acts or omissions of any Beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the Beneficiary or transferee at law or under any other agreement. Neither the Lender nor any of its correspondents, participants or assignees shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.5; provided that, anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Lender, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower, in a final, nonappealable judgment of a court of competent jurisdiction, proves were caused primarily by the Lender’s willful misconduct or gross negligence or the Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the Beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation; and (ii) the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

SECTION 2.5 Obligations Absolute. The obligations of the Borrower under this Agreement and any LC Related Document to reimburse the Lender for each LC Disbursement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other LC Related Document under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement or any LC Related Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the LC Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any Beneficiary or any transferee of any Letter of Credit (or any Person for whom any such Beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the LC Related Documents or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v) any payment by the Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any Beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(vi) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.6 Applicability of ISP98. Unless otherwise agreed by the Lender and the Borrower, when a Letter of Credit is issued and subject to applicable laws, the rules of the “International Standby Practices 1998” (ISP98) or the “Uniform Customs and Practices for Documentary Credits (1993) (ICC Publication 500)” or such later revision as may be published by the International Chamber of Commerce shall apply to each Letter of Credit.

SECTION 2.7 Interest.

(a) The unpaid principal balance of each LC Disbursement shall bear interest (after as well as before entry of judgment thereon to the extent permitted by law) from the date of the making thereof at a rate per annum equal to the Base Rate plus 2.00% and shall be due and payable on demand. To the extent that any LC Disbursement is repaid with immediately available funds by the Borrower on the date thereof prior to 4:00 p.m. (New York time), no interest shall be payable on such LC Disbursement.

(b) Anything herein to the contrary notwithstanding, the obligations of the Borrower to the Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by the Lender would be contrary to the provisions of any law applicable to the Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Lender, and in such event the Borrower shall pay the Lender interest at the highest rate permitted by applicable law.

SECTION 2.8 Payments.

(a) General. All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Lender at the Lending Office, and shall be made in Dollars and in immediately available funds, no later than 4:00 p.m., (New York time) on the date specified herein. Any payment received by the Lender later than 4:00 p.m., (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless such following Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the preceding Business Day), and such extension or reduction of time shall in such case be included in the computation of interest or fees, as the case may be.

(b) Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Credit Extension in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Credit Extension in any particular place or manner.

SECTION 2.9 Termination or Reduction of Commitment. The Borrower may, upon not less than five Business Days’ prior notice to the Lender, terminate the Commitment, or permanently reduce the Commitment by an aggregate minimum amount of $5,000,000 or any multiple of $500,000 in excess thereof; unless, after giving effect thereto and to any prepayments or cash collateralization of LC Obligations to be made on the effective date thereof, (i) the LC Obligations would exceed the amount of the Commitment then in effect, or (ii) the LC Obligations would exceed the Borrowing Base. Once reduced in accordance with this Section, the Commitment may not be increased. All fees due under Section 2.11(b) accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

SECTION 2.10 Cash Collateralization of Letters of Credit.

(a) If on any day the LC Obligations exceed the Commitment on such day or the LC Obligations exceed the Borrowing Base on such day, the Borrower shall immediately deposit into the Custody Account Eligible Investments or reduce the LC Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess.

(b) On the Final Expiry Date for the Letters of Credit or, if earlier, the date the LC Obligations are accelerated pursuant to Section 7.2, and until the final expiration date of all Letters of Credit and thereafter so long as any LC Obligations are payable hereunder, the Borrower shall immediately cash collateralize the Obligations with Cash and Cash Equivalents in an amount equal to 102% of the outstanding LC Obligations, and the Borrower shall take such actions as may be necessary to ensure that the Collateral in the Custody Account consists solely of Cash and Cash Equivalents in the required amount. If requested by the Lender, the Borrower shall deposit such Collateral (whether by transfer from the Custody Account or otherwise) in a special collateral account pursuant to arrangements satisfactory to the Lender (the “LC Collateral Account”) at the Lender’s office in the name of the Borrower but under the sole control of the Lender, for the benefit of the Lender, and the Borrower shall have no interest therein except as set forth in Section 7.3.

(c) The Borrower hereby pledges, assigns and grants to the Lender, a security interest in all of the Borrower’s right, title and interest in and to the LC Collateral Account and all funds and Cash Equivalents which may from time to time be on deposit in the LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Lender may invest any funds on deposit from time to time in the LC Collateral Account in Cash Equivalents having a maturity not exceeding 30 days. Funds earned on such Cash Equivalents shall be deposited into the LC Collateral Account.

SECTION 2.11 Fees.

(a) Non-Use Fees. The Borrower shall pay to the Lender a non-use fee, at a rate per annum equal to 0.10%, calculated on the basis of a 360 day year in accordance with this Section 2.11(a) for each day from the Effective Date to the Commitment Termination Date, and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on December 29, 2006 with the final payment to be made on the Commitment Termination Date. For each quarter (or portion thereof), the non-use fee referenced in the immediately preceding sentence shall be equal to (x) the Lender’s average daily Commitment during such quarter (or portion thereof) minus (y) the Lender’s average daily LC Obligations during such quarter (or portion thereof), with the resulting number multiplied by (z) one-tenth of one percent (.10%). Such non-use fee shall accrue at all times after the Effective Date, including at any time during which one or more conditions in Article VIII are not met.

(b) Letter of Credit Fees.

(i) The Borrower shall pay to the Lender a letter of credit fee in an amount equal to 0.25% per annum on the average maximum stated amount of each Letter of Credit Issued and outstanding during such period (less any LC Disbursement with respect thereto). Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on December 29, 2006, through the Final Expiry Date with the final payment to be made on the Final Expiry Date.

(ii) In addition, with respect to each Letter of Credit requested by the Borrower or any amendment or extension thereof, the Borrower agrees to pay to the Lender such fees and expenses as the Lender customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.

SECTION 2.12 Computation of Fees and Interest.

(a) All computations of interest when the Base Rate is determined by the Lender’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

(b) Each determination of an interest rate by the Lender shall be conclusive and binding on the Borrower in the absence of manifest error.

(c) Anything herein to the contrary notwithstanding, the obligations of the Borrower to the Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Lender would be contrary to the provisions of any law applicable to the Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Lender, and in such event the Borrower shall pay the Lender interest at the highest rate permitted by applicable law.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.1 Taxes.

(a) Any and all payments by the Borrower to the Lender under this Agreement and any other Credit Document shall be made free and clear of, and without deduction or withholding for any Taxes except as required by law. In addition, the Borrower shall pay all Other Taxes with respect to the Obligations.

(b) The Borrower agrees to indemnify and hold harmless the Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender with respect to the Obligations and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender makes written demand therefor.

(c) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable to the Lender with respect to the Obligations, provided that such Person has provided to the Borrower a United States Internal Revenue Service Form W-8BEN and W-9 or Form W-8ECI and W-8, as appropriate (or successor forms) properly completed and executed:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) the Borrower shall make such deductions and withholdings;

(iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Borrower shall also pay, without duplication, to the Lender all additional amounts which the Lender specifies as reasonably necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish the Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Lender.

(e) If the Borrower is required to pay additional amounts to the Lender pursuant to Section 3.1(c), then the Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of the Lender is not otherwise disadvantageous to the Lender or inconsistent with the Lender’s internal policies.

(f) If the Lender receives a refund in respect of Taxes or Other Taxes paid by the Borrower pursuant to this Section 3.1, which in the good faith judgment of the Lender is allocable to such payment, it shall promptly pay such refund to the Borrower, net of all out-of-pocket expenses of the Lender incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund to the Lender if it receives notice from the Lender that the Lender is required to repay such refund. Nothing contained herein shall require the Lender to make its tax returns (or any other information relating to its taxes which it deems confidential) available to the Borrower.

(g) The Lender, and each assignee or participant described in Section 9.8, in each case that is not a United States Person within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Non-U.S. Lender”) shall deliver to the Borrower (or, in the case of a participant described in Section 9.8, to the lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender, claiming an exemption with respect to payments of “portfolio interest”, delivers a Form W-8BEN, an annual certificate representing that such Non-U.S. Lender is not a “bank” for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code) or any other similar representations required under any successor exemptions), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under the Credit Documents, and any other forms or documentation reasonably requested by Borrower from time to time to establish an exemption from or reduction in any U.S. federal withholding taxes. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to any Credit Document (or, in the case of any such participant, on or before the date such participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this paragraph (g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

SECTION 3.2 Illegality.

(a) If the Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, in each case after the date hereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to Issue any Letter of Credit, then, on notice thereof by the Lender to the Borrower the obligation of the Lender to Issue Letters of Credit shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.

(b) Before giving any notice to the Borrower under this Section 3.2, the Lender shall designate a different Lending Office with respect to its Credit Extensions if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender or inconsistent with the Lender’s internal policies.

SECTION 3.3 Increased Costs and Reduction of Return.

(a) If the Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) the compliance by the Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining any Credit Extensions, then the Borrower shall be liable for, and shall from time to time, upon demand by the Lender, pay to the Lender additional amounts as are sufficient to compensate the Lender for such increased costs in connection with the Obligations; provided that, to the extent such increased costs are not specifically related to the Obligations, the Lender may not charge the Borrower under this Section 3.3(a) materially more than it is charging other similar customers of the Lender; provided further that the Borrower shall not be obligated to pay any additional amounts which were incurred by the Lender more than 90 days prior to the date of such request.

(b) If the Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, in each case after the date hereof, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy and the Lender’s desired return on capital) determines that the amount of such capital is increased or its rate of return is decreased as a consequence of the Commitment, Credit Extensions, or obligations under this Agreement to the Borrower, then, upon demand of the Lender to the Borrower, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase; provided that, to the extent such increased costs are not specifically related to the Obligations, the Lender may not charge the Borrower under this Section 3.3(b) materially more than it is charging other similar customers of the Lender; provided further that the Borrower shall not be obligated to pay any additional amounts which were incurred by the Lender more than 90 days prior to the date of such request.

(c) In the event that after the Effective Date the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitment, the Borrower shall pay to the Lender an amount equal to the actual cost allocated to the Commitment by the Lender (as determined by the Lender in good faith, which determination shall be conclusive absent manifest error), within 10 days from its receipt of notice of such additional costs from the Lender.

SECTION 3.4 Certificates of the Lender. The Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Lender under this Article III and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

SECTION 3.5 Survival. The agreements and obligations of the Borrower in this Article III shall survive the payment of all Obligations and the termination of the Commitment.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to the Lender that:

SECTION 4.1 Due Organization, Authorization, etc. The Borrower and each of its Subsidiaries (a) is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) is duly qualified to do business and in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to qualify would not have a Material Adverse Effect, which jurisdictions are set forth with respect to the Borrower and each of its Subsidiaries on Schedule 4.1 as revised from time to time by the Borrower pursuant to Section 5.1(l), (c) has the requisite company power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (d) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of the transactions contemplated by this Agreement) as to each of the foregoing, except where the failure to do so would not have a Material Adverse Effect. The execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action (including, without limitation, shareholder approval, if required). The Borrower has received all material consents and approvals (if any shall be required) necessary for such execution, delivery and performance, and such execution, delivery and performance do not and will not contravene or conflict with, or create a Lien (other than pursuant to the Credit Documents) or right of termination or acceleration under, any Requirement of Law or Contractual Obligation binding upon the Borrower. This Agreement and each of the Credit Documents is (or when executed and delivered will be) the legal, valid, and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

SECTION 4.2 Litigation and Contingent Liabilities. Except (a) as set forth (including estimates of the dollar amounts involved) in Schedule 4.2 hereto, (b) for claims which are covered by Insurance Policies, coverage for which has not been denied in writing, (c) for claims which relate to Reinsurance Agreements or Primary Policies issued by the Borrower or its Subsidiaries which involve a potential liability which does not exceed 10% of the Borrower’s Net Worth, and (d) for claims which relate to Reinsurance Agreements or Primary Policies to which it is a party entered into by the Borrower or its Subsidiaries in the ordinary course of business (referred to herein as “Ordinary Course Litigation”), no claim, litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to the knowledge of the Borrower, threatened against the Borrower or its Subsidiaries (i) which would, if adversely determined, have a Material Adverse Effect or (ii) which relates to any of the transactions contemplated hereby. Other than any liability incident to such claims, litigation or proceedings, the Borrower and its Subsidiaries have no material Contingent Liabilities other than Permitted Guarantees.

SECTION 4.3 Employee Benefit Plans. Neither the Borrower nor any of its Subsidiaries have any Plans.

SECTION 4.4 Regulated Entities. The Borrower is not an “investment company” or a company “controlled by an investment company,” for the purpose of the Investment Company Act of 1940, as amended. The Borrower is not engaged in the “investment business” as defined in The Investment Business Act of 2003 of Bermuda. The Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code, or any other Requirement of Law limiting its ability to incur Debt.

SECTION 4.5 Regulations T, U and X. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the Borrower, any Affiliate thereof or any Person acting on behalf of the Borrower has taken or will take action to cause the execution, delivery or performance of this Agreement, the making or existence of the Credit Extensions or the use of proceeds of the Credit Extensions to violate Regulations T, U or X of the FRB.

SECTION 4.6 Proceeds. Letters of Credit issued hereunder will be used solely to secure the Borrower’s obligations under Reinsurance Agreements and Primary Policies or for regulatory purposes. None of the proceeds of the Credit Extensions will be used in violation of applicable law, and none of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock within the meaning of Regulation U of the FRB.

SECTION 4.7 Business Locations. Schedule 4.7 as revised from time to time by the Borrower pursuant to Section 5.1(l) lists each of the locations where the Borrower and its Subsidiaries maintain an office or other place of business.

SECTION 4.8 Accuracy of Information. All factual written information furnished heretofore or contemporaneously herewith by or on behalf of the Borrower to the Lender for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, as supplemented to the date hereof, is and all other such factual written information hereafter furnished by or on behalf of the Borrower to the Lender will be, true and correct in all material respects on the date as of which such information is dated or certified and such factual information heretofore or contemporaneously herewith does not, and all such other factual information hereafter furnished will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading.

SECTION 4.9 Subsidiaries. The Borrower has no Subsidiaries other than those specified on Schedule 4.9 as revised by the Borrower from time to time pursuant to Section 5.1(l).

SECTION 4.10 Insurance Licenses. (a) Schedule 4.10 lists each jurisdiction in which, as of the Effective Date, the Borrower or any Subsidiary holds a license (including, without limitation, a license or certificate of authority from applicable insurance departments), permit or authorization to transact insurance and reinsurance business (collectively, the “Licenses”). No License has been suspended or revoked and, except as set forth on Schedule 4.10, to the best of the Borrower’s knowledge, no License is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and no such suspension or revocation is threatened by a Governmental Authority. Schedule 4.10 indicates, as of the Effective Date, the line or lines of insurance which the applicable Subsidiaries are permitted to be engaged in with respect to each License therein listed. Neither the Borrower nor any of its Subsidiaries transact any insurance business, directly or indirectly, in any jurisdiction where such business requires that the Borrower or any of its Subsidiaries obtain any license, permit, governmental approval, consent or other authorization that has not been obtained.

SECTION 4.11 Taxes. The Borrower and each Subsidiary has filed by the required filing date all tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all material taxes, including, without limitation, all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than (a) those that are not yet delinquent and are being contested in good faith by appropriate proceedings and with respect to which reserves have been established, and are being maintained, in accordance with GAAP or (b) those which the failure to file or pay would not have a Material Adverse Effect. On the Effective Date there is no ongoing audit by a taxing authority or, to the Borrower’s knowledge, other governmental investigation of the tax liability of the Borrower or any of its Subsidiaries and there is no unresolved claim by a taxing authority concerning the Borrower or any of its Subsidiaries tax liability, for any period for which returns have been filed or were due. As used in this Section 4.11, the term “taxes” includes all taxes of any nature whatsoever and however denominated, including, without limitation, excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any government or instrumentality, whether federal, state, local, foreign or other.

SECTION 4.12 Securities Laws. Neither the Borrower nor any Affiliate thereof, nor, to the Borrower’s knowledge, anyone acting on behalf of any such Person, has directly or indirectly offered any interest in the Credit Extensions or any other Obligation for sale to, or solicited any offer to acquire any such interest from, or has sold any such interest to any Person that would cause the issuance or sale of the Credit Extensions to be required to be registered under the Securities Act of 1933, as amended.

SECTION 4.13 Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, where the effect of such violation could reasonably be expected to have a Material Adverse Effect and, to the best of the Borrower’s knowledge, no such violation has been alleged and the Borrower and each of its Subsidiaries (i) except as set forth on Schedule 4.13, has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, if such failure to so file could reasonably be expected to have a Material Adverse Effect; and the information contained in each of such filings is true, correct and complete in all material respects and (ii) has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.

SECTION 4.14 Financial Condition. The audited consolidated financial statements of the Borrower as at, and for the Fiscal Year ended on, December 31, 2005 and the unaudited consolidated financial statements of the Borrower as at, and for the Fiscal Quarter ended on, September 30, 2006, copies of which have been delivered to the Lenders, are true and correct in all material respects, have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly the consolidated financial condition of the Borrower and its Subsidiaries at such date and the result of its operations for the periods then ended.

SECTION 4.15 Insurance Act. The Borrower has not received any direction or other notification by the Minister pursuant to Section 32 of Insurance Act, 1978 of Bermuda.

SECTION 4.16 First Priority Security Interest. The Lender has a first priority perfected security interest in the Collateral pledged by the Borrower pursuant to the Security Agreement.

SECTION 4.17 Money Laundering, etc.. The Borrower and each Subsidiary (a) is in material compliance with (i) all applicable United States economic and trade sanctions, including those administered by the Office of Foreign Asset Control within the United States Department of Treasury, and the Foreign Corrupt Practices Act, and (ii) the applicable provisions of the Bank Secrecy Act and regulations promulgated by the US Financial Crimes Enforcement Network (FinCEN) with respect to insurance companies, 70 Fed Reg 66754 (November 3, 2005), and (b) has implemented an appropriate anti-money laundering compliance program which program complies in all material respects with all applicable laws.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the LC Obligations and all other Obligations are paid in full, and until the Final Expiry Date, the Borrower agrees that it will:

SECTION 5.1 Reports, Certificates and Other Information. Furnish or cause to be furnished to the Lender:

(a) GAAP Financial Statements:

(i) Within 45 days after the close of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the unaudited consolidated balance sheets of the Borrower and its Subsidiaries, as of the close of such quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments) and accompanied by the certification of an Executive Officer of the Borrower that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated results of operations and cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and for the period then ended.

(ii) Within 90 days after the close of each Fiscal Year of the Borrower, a copy of the annual audited consolidated financial statements of the Borrower and its Subsidiaries consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Lender that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position and the results of operations and cash flows of the Borrower and its Subsidiaries as at the end of such year and for the period then ended.

(b) Tax Returns. If requested by the Lender, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by the Parent and its Subsidiaries.

(c) SAP Financial Statements. Within 5 days after the date filed with the Minister for each of its Fiscal Years, but in any event within 125 days after the end of each Fiscal Year of the Borrower a copy of the Annual Statement of the Borrower and each of its Subsidiaries for such Fiscal Year prepared in accordance with SAP and accompanied by the certification of an Executive Officer of the Borrower that such financial statement is complete and correct and presents fairly in accordance with SAP the financial position of the Borrower or such Subsidiary for the period then ended.

(d) Monthly Report and Borrowing Base Certificate. As soon as available, but in any event within 25 days after the end of each calendar month of each Fiscal Year, (i) a report listing each of the Borrower’s Eligible Investments and (ii) a Borrowing Base Certificate executed by an Executive Officer. For purposes of such report and of completing the Borrowing Base Certificate required under this Section 5.1(d), each Eligible Investment shall be valued based on its Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered.

(e) Reports to Shareholders. Promptly upon the filing or making thereof copies of (i) all financial statements and reports that the Parent sends to its shareholders or its other holders of Debt; (ii) all financial statements and regular, periodic or special reports that the Parent may make to, or file with, any Government Authority.

(f) Additional Borrowing Base Certificates. Promptly, at the request of the Lender, a Borrowing Base Certificate for any given Business Day executed by an Executive Officer of the Borrower.

(g) Notice of Default, etc. Immediately after an Executive Officer of the Borrower knows or has reason to know of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default, Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two (2) Business Days.

(h) Other Information. The following certificates and other information related to the Borrower:

(i) Within five (5) Business Days of receipt, a copy of any financial examination reports by a Governmental Authority with respect to the Borrower or any of its Subsidiaries relating to the insurance business of the Borrower or such Subsidiary (when, and if, prepared); provided, the Borrower shall only be required to deliver any interim report hereunder at such time as the Borrower has knowledge that a final report will not be issued and delivered to the Lender within 90 days of any such interim report.

(ii) Copies of all filings (other than nonmaterial filings) with Governmental Authorities by the Borrower or any of its Subsidiaries not later than five (5) Business Days after such filings are made, including, without limitation, filings which seek approval of Governmental Authorities with respect to transactions between the Borrower or any of its Subsidiaries and its Affiliates.

(iii) Within five (5) Business Days of such notice, notice of proposed or actual suspension, termination or revocation of any material License of the Borrower or any of its Subsidiaries by any Governmental Authority or of receipt of notice from any Governmental Authority notifying the Borrower or any of its Subsidiaries of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits the Borrower or any of its Subsidiaries to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Borrower or any of its Subsidiaries to conduct its business.

(iv) Within five (5) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of the Borrower or any of its Subsidiaries.

(v) Promptly, notice of any actual or, to the best of the Borrower’s knowledge, proposed material changes in the Insurance Code governing the investment or dividend practices of the Borrower.

(vi) Promptly, such additional financial and other information as the Lender may from time to time reasonably request.

(i) Compliance Certificates. Concurrently with the delivery to the Lender of the GAAP financial statements under Sections 5.1(a)(i) and 5.1(a)(ii), for each Fiscal Quarter and Fiscal Year of the Borrower, and at any other time no later than ten (10) Business Days following a written request of the Lender, a duly completed Compliance Certificate, signed by the chief financial officer, treasurer or senior vice president of the Borrower.

(j) Notice of Litigation, License, etc. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) the institution of, or any adverse determination in, any litigation or arbitration proceeding with respect to a Reinsurance Agreement or Primary Policy issued by the Borrower or any of its Subsidiaries involving unreserved claims in excess of 10% of the Borrower’s Net Worth, (iii) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement, any other Credit Document or any License of the Borrower, or (iv) any event which could be reasonably expected to have a Material Adverse Effect.

(k) Insurance Reports. Within five (5) Business Days of receipt of such notice by the Borrower, written notice of any cancellation or material adverse change in any material Insurance Policy carried by the Borrower.

(l) Updated Schedules. From time to time, and in any event concurrently with delivery of the financial statements under Section 5.1(a)(i) and (ii), revised Schedules 4.1, 4.7 and 4.9, if applicable, showing changes from the Schedules previously delivered.

(m) Other Information. From time to time such other information concerning the Borrower as the Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.1(a)(i) or (ii), Section 5.1(e) or Section 5.1(h)(ii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 9.2; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access; provided that: (x) the Borrower shall deliver paper copies of such documents to the Lender upon request that the Borrower deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (y) the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Borrowing Base Certificates required by Sections 5.1(d) and 5.1(f), and the Compliance Certificates required by Section 5.1(i) to the Lender.

SECTION 5.2 Corporate Existence; Foreign Qualification. Do and cause to be done at all times all things necessary to (a) maintain and preserve the corporate existence of the Borrower, (b) be, and ensure that the Borrower is, duly qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary unless the failure to be so qualified would not have a Material Adverse Effect, and (c) do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower’s corporate existence.

SECTION 5.3 Books, Records and Inspections. (a) Maintain, and cause its Subsidiaries to maintain materially complete and accurate books and records in accordance with GAAP and SAP, (b) permit access at reasonable times by the Lender to its books and records, (c) permit the Lender or its designated representative to inspect at reasonable times its properties and operations, and (d) permit the Lender to discuss its business, operations and financial condition with its officers and its independent accountants.

SECTION 5.4 Insurance. Maintain Insurance Policies to such extent and against such hazards and liabilities as is required by law.

SECTION 5.5 Taxes and Liabilities. Pay, and cause each Subsidiary to pay, when due all material taxes, assessments and other material liabilities except as contested in good faith and by appropriate proceedings with respect to which reserves have been established, and are being maintained, in accordance with GAAP if and so long as such contest could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.6 Compliance with Laws. Comply, and cause each Subsidiary to comply (a) with all federal and local laws, rules and regulations related to its businesses (including, without limitation, the establishment of all insurance reserves required to be established under SAP and applicable laws restricting the investments of the Borrower and its Subsidiaries), and (b) with all Contractual Obligations binding upon it, except where failure to so comply would not in the aggregate have a Material Adverse Effect.

SECTION 5.7 Maintenance of Permits. Maintain, and cause each Subsidiary to maintain, all permits, licenses and consents as may be required for the conduct of its business by any federal or local government agency or instrumentality except where failure to maintain the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8 Conduct of Business. Engage, and cause each Subsidiary to engage, primarily in the same business or businesses described in the Parent’s 2005 Annual Report.

SECTION 5.9 Use of Credit Extensions. Request Letters of Credit only to support the Borrower’s obligations under Reinsurance Agreements and Primary Policies and for regulatory purposes.

SECTION 5.10 Financial Strength Rating. Maintain the A.M. Best Company financial strength rating of not less than B++.

SECTION 5.11 Further Assurances. Promptly upon the request of the Lender, the Borrower shall execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Lender may reasonably request from time to time in order to insure that the obligations of the Borrower hereunder are secured by a first priority perfected security interest in the assets of the Borrower stated to be pledged pursuant to the Security Agreement and to perfect and maintain the validity, effectiveness and priority of the Security Agreement and the Liens intended to be created thereby.

SECTION 5.12 Money Laundering, etc.. (a) Comply, and cause each Subsidiary to comply, in all material respects with (i) all applicable United States economic and trade sanctions, including those administered by the Office of Foreign Asset Control within the United States Department of Treasury, and the Foreign Corrupt Practices Act, and (ii) the applicable provisions of the Bank Secrecy Act and regulations promulgated by the US Financial Crimes Enforcement Network (FinCEN) with respect to insurance companies, 70 Fed Reg 66754 (November 3, 2005), and (b) maintain, and cause each Subsidiary to maintain, an appropriate anti-money laundering compliance program which complies in all material respects with all applicable laws.

ARTICLE VI.

NEGATIVE COVENANTS

Until the LC Obligations and all other Obligations are paid in full and until the Final Expiry Date, the Borrower agrees that it will:

SECTION 6.1 Net Worth. Not permit the Net Worth of the Borrower as of any date to be less than $924,800,000.

SECTION 6.2 Debt. Not incur, or permit any Subsidiary to incur, any Debt other than (a) Debt under this Agreement; (b) Purchase Money Debt provided the aggregate principal amount outstanding at any time under this clause (b) does not exceed $1,000,000; (c) Debt pursuant to Capitalized Leases provided that (i) such Leases do not cover any property other than property acquired in connection therewith and (ii) the aggregate principal amount of all such Debt outstanding at any time under this clause (c) does not exceed $2,500,000; (d) Hedging Obligations of the Borrower entered into in the ordinary course of business in order to hedge currency, commodity or interest rate risks, and not for purposes of speculation; (e) Debt incurred pursuant to any Existing Agreement and Debt for standby letters of credit (and any related loan facility component) which have been, or may be from time to time in the future, issued to insurance or reinsurance cedents in the ordinary course of business; (f) Debt in connection with Total Return Equity Swaps provided that the total aggregate amount outstanding at any time does not exceed an amount equal to 10% of the Investment Portfolio; (g) Debt in connection with Permitted Guarantees; and (i) Debt of the Borrower not included in paragraphs (a) through (h) which does not exceed at any time; in the aggregate, $5,000,000.

SECTION 6.3 Mergers, Consolidations and Sales. Not, and not permit any Subsidiary to, (a) merge or consolidate, (b) purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person provided that the Borrower may make any such purchase or acquisition provided (i) no Default or Event of Default has occurred and is continuing or would result from such purchase or acquisition, (ii) the Borrower provides the Lenders with a pro forma Compliance Certificate giving effect to such purchase or acquisition and (iii) (x) the purchase price of any single purchase or acquisition does not exceed $75,000,000 and (y) the aggregate purchase price of all such purchases and acquisitions after the date hereof does not exceed $250,000,000, or (c) sell, transfer, convey or lease all or any substantial part of its assets, other than (i) any sale, transfer, conveyance or lease in the ordinary course of business, (ii) any sale or assignment of receivables, (iii) any sale, transfer, conveyance or lease not in the ordinary course of business provided the aggregate fair market value of all such sales, transfers, conveyances or leases after the date hereof does not exceed $75,000,000 and (iv) Total Return Equity Swaps permitted under Section 6.2(f).

SECTION 6.4 Other Agreements. Not enter into any agreement containing any provision which would be violated or breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

SECTION 6.5 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any of its Affiliates other than Permitted Guarantees unless such arrangement, transaction or contract is on an arm’s length basis.

SECTION 6.6 Liens. Not create or permit to exist, nor allow any of its Subsidiaries to create or permit to exist, any Lien with respect to any assets now or hereafter existing or acquired, except the following: (i) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (ii) easements, party wall agreements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary course of the business of such Person; (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and Liens pursuant to letters of credit or other security arrangements in connection with such insurance or benefits, (iv) mechanics’, workers’, materialmen’s, landlord liens and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (v) Liens listed on Schedule 6.6 in effect on the date hereof; (vi) attachments, judgments and other similar Liens for sums not exceeding $5,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights); (vii) attachments, judgments and other similar Liens for sums of $5,000,000 or more (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) provided the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings and have been bonded off; (viii) Liens on cash and Investments (other than Collateral) pursuant to trusts or other security arrangements in connection with Reinsurance Agreements or Primary Policies and Liens securing any Debt permitted under Section 6.2(e); (ix) Liens securing Debt permitted under Section 6.2(f); (x) Liens solely in favor of the Lender; (xi) Purchase Money Liens securing Purchase Money Debt permitted under Section 6.2(b); (xii) any interest or title of a lessor in assets subject to any Capitalized Lease or operating lease which is permitted under this Agreement; and (xiii) Liens not permitted by any other clause of this Section 6.6 securing Debt in an aggregate amount not to exceed $250,000, provided any such Liens granted (other than Liens pursuant to Section 6.6(x)) do not extend to any Collateral.

SECTION 6.7 Restrictions On Negative Pledge Agreements, Etc. Not create, incur or assume any agreement to which it is a signatory, other than this Agreement, which places any restrictions upon the right of the Borrower to sell, pledge or otherwise dispose of any material portion of its properties now owned or hereafter acquired (other than with respect to property secured by Liens permitted under Section 6.6) except for (a) such restrictions imposed by federal or state laws upon the right of the borrower to sell, pledge or otherwise dispose of securities owned by it, (b) restrictions in the Existing Agreements as in effect on the date hereof (the “Existing Restrictions”), and (c) restrictions in other agreements (including the Existing Agreements) that are no more onerous in any material respect than the Existing Restrictions.

SECTION 6.8 Dividends, Etc. Not (a) declare or pay any dividends on any of its Capital Stock, (b) purchase any Capital Stock of the Parent or any Subsidiary thereof (other than a Subsidiary of the Borrower) or any warrants, options or other rights in respect of such stock, (c) redeem any Capital Stock of the Borrower or any warrants, options or other rights in respect of any such stock, or (d) set aside funds for any of the foregoing, except that the Borrower may declare or pay dividends on any of its Capital Stock provided no Default or Event of Default has occurred and is continuing on the date of or would result from such declaration, payment, purchase or redemption.

SECTION 6.9 Eligible Investments. The Borrower shall not permit:

(a) the minimum weighted average credit quality rating of the Eligible Investments to be less than AA/Aa2 or the equivalent; or

(b) any Eligible Investment to exceed the Concentration Limits applicable to it;

provided, however, that the Borrower shall not be in violation of this Section 6.9 if such violation occurs as a result of a change in the Fair Market Value or ratings of such Eligible Investments (as opposed to a change in the makeup of such Eligible Investments) unless such deficiency exists for thirty consecutive days.

ARTICLE VII.

EVENTS OF DEFAULT AND THEIR EFFECT

SECTION 7.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Non-Payment of Credit Extension. Default in the payment when due of the principal amount of any LC Disbursement.

(b) Non-Payment of Interest, Fees, etc. Default, and continuance thereof for three (3) Business Days, in the payment when due of interest, fees or of any other amount payable hereunder or under the Credit Documents.

(c) Non-Payment of Other Debt. (i) Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Debt of, or guaranteed by, the Borrower if the aggregate amount of Debt of the Borrower which is accelerated or becomes due and payable, or which (subject to any applicable grace period) may be accelerated or otherwise become due and payable, by reason of such default or defaults is $10,000,000 or more, or (ii) default in the performance or observance of any obligation or condition with respect to any such other Debt of, or guaranteed by, the Borrower if the effect of such default or defaults is to accelerate the maturity (subject to any applicable grace period) of any such Debt of $10,000,000 or more in the aggregate or to permit the holder or holders of such Debt of $10,000,000 or more in the aggregate, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its expressed maturity.

(d) Other Material Obligations. Except for obligations covered under other provisions of this Article VII, default in the payment when due, or in the performance or observance of, any material obligation of, or material condition agreed to by, the Borrower with respect to any material purchase or lease obligation of $10,000,000 or more (unless the existence of any such default is being contested by the Borrower in good faith and by appropriate proceedings and the Borrower has established, and is maintaining, adequate reserves therefor in accordance with GAAP) which default continues for a period of 30 days.

(e) Bankruptcy, Insolvency, etc.  (i)   The Parent or the Borrower becomes insolvent or unable to pay, or admits in writing its inability to pay, debts as they become due; (ii) there shall be commenced by or against either of such Persons any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Person, remains undismissed, undischarged or unstayed for a period of 60 days; or (iii) there shall be commenced against any such Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of such Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause(ii) or (iii) above; or (v) any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to any such Person.

(f) Financial Statements. Failure by the Borrower to comply with its covenants set forth in Section 5.1 and continuance of such failure for five (5) Business Days after notice thereof from the Lender.

(g) Specific Defaults. Failure by the Borrower to comply with its covenants set forth in (x) Section 2.10(a) and continuance of such failure for five (5) Business Days, (y) the first sentence of Section 2.10(b), or (z) Sections 5.2(a), 5.7, 5.9, 5.10, 6.1, 6.2, 6.3, 6.5, 6.6(viii), 6.6(ix), 6.6(x), 6.6(xi), 6.6(xii), 6.6(xiii), 6.7, 6.8, or 6.9.

(h) Non-compliance With Other Provisions. Failure by the Borrower to comply with or to perform any provision of this Agreement or any other Credit Document (and not constituting an Event of Default under any of the other provisions of this Article VII) and continuance of such failure for 30 days after notice thereof from the Lender to the Borrower.

(i) Warranties and Representations. Any warranty or representation made by or on behalf of the Borrower herein or in any Credit Document is inaccurate or incorrect or is breached or false or misleading in any material respect as of the date such warranty or representation is made; or any schedule, certificate, financial statement, report, notice, or other instrument furnished by or on behalf of the Borrower to the Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

(j) Employee Benefit Plans. The Borrower establishes any Plan.

(k) Credit Documents. The Security Agreement or any other Credit Document shall cease to be in full force and effect with respect to the Borrower, the Borrower shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Security Agreement, any action shall be taken by or on behalf of the Borrower or any Affiliate thereof to discontinue any of the Credit Documents or to contest the validity, binding nature or enforceability of any thereof or the Lender shall fail to have a first priority perfected Lien on any Collateral.

(l) Change in Control. A Change in Control occurs.

(m) Judgments. A final judgment or judgments which exceed an aggregate of $10,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against the Borrower and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgment(s).

SECTION 7.2 Effect of Event of Default. If any Event of Default described in Section 7.1(e) shall occur, the Commitment shall terminate and all of the Obligations shall become immediately due and payable, and the Borrower shall become immediately obligated to deliver to the Lender for deposit in the LC Collateral Account collateral security for the Obligations in the form of Cash and Cash Equivalents in an amount equal to 102% of the outstanding LC Obligations all without demand or other notice of any kind; and, in the case of any other Event of Default, the Lender may, (i) terminate the Commitment, (ii) declare all or any portion of the Obligations to be due and payable, and/or (iii) demand that the Borrower immediately deliver to the Lender for deposit in the LC Collateral Account collateral security for the Obligations in the form of Cash and Cash Equivalents in an amount equal to 102% of the outstanding LC Obligations whereupon the Commitment shall terminate, all or such portion of the Obligations shall become immediately due and payable, and/or the Borrower shall be obligated to immediately deliver to the Lender such Cash and Cash Equivalents, as the case may be, all without further demand or other notice of any kind. The Lender shall promptly advise the Borrower of any such declaration but failure to do so shall not impair the effect of such declaration.

SECTION 7.3 Collateral.

(a) If at any time after the Borrower has been required to deposit amounts in, or to deliver to the Lender amounts for deposit in, the LC Collateral Account (or maintain Collateral in the Custody Account) pursuant to Section 2.10 or Section 7.2, the Lender determines that the amount on deposit in the LC Collateral Account or the Custody Account, as applicable, is less than 102% of the amount of the respective outstanding LC Obligations for which such Collateral has been deposited, the Lender may demand the Borrower to deposit, and the Borrower shall, upon such demand and without any further notice, pay to the Lender for deposit in the LC Collateral Account or deposit in the Custody Account, as applicable, funds necessary to cure any such shortfall.

(b) The Lender may, at any time or from time to time apply Collateral held in the LC Collateral Account or the Custody Account pursuant to Section 2.10 or Section 7.2, to the payment of the LC Obligations then due and payable and, following the occurrence and during the continuance of an Event of Default, to the payment of any Obligations then due and payable.

(c) Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the Collateral held in the LC Collateral Account until all of the Obligations have been paid in full, the Commitment has been terminated and all of the Letters of Credit have been terminated, surrendered or expired, at which time any Collateral remaining in the LC Collateral Account shall be returned by the Lender to the Borrower.

(d) If, on any day prior to the earlier to occur of the Final Expiry Date for the Letters of Credit or the date the LC Obligations are accelerated pursuant to Section 7.2 (i) there are Eligible Investments in the Custody Account, (ii) the Borrowing Base exceeds the LC Obligations, and (iii) the Lender has delivered to the Custodian a Notice of Exclusive Control (as defined in the Control Agreement) that has not been revoked, the Borrower may by written notice to the Lender request that the Lender instruct the Custodian to release such excess (or such lesser amount as the Borrower shall have requested) from the Custody Account and, promptly (and in any event within one (1) Business Day) after receipt of such notice, the Lender shall so instruct the Custodian, provided that immediately before and after giving effect thereto no Event of Default shall or would exist.

(e) If, on any day upon which (i) there is cash or Cash Equivalents in the LC Collateral Account, and (ii)(1) the lesser of the Commitment and the Borrowing Base exceeds (2) 102% of the LC Obligations, the Borrower may by written notice to the Lender request that the Lender return such excess (or such lesser amount as the Borrower shall have requested) to the Borrower and, promptly (and in any event within one (1) Business Day) after receipt of such notice, the Lender shall so return such excess (or such lesser amount) to the Borrower, provided that immediately before and after giving effect thereto no Event of Default shall or would exist.

ARTICLE VIII.

CONDITIONS

SECTION 8.1 Conditions to Occurrence of the Effective Date. The occurrence of the Effective Date shall be subject to receipt by the Lender of all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Lender), each in form and substance satisfactory to the Lender:

(a) Credit Documents. This Agreement and the Security Agreement executed by each party thereto.

(b) Organization Documents, Resolutions. Certified copies of the Organization Documents of the Borrower and resolutions of the boards of directors of the Borrower authorizing the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement or the other Credit Documents.

(c) Incumbency and Signatures. A certificate of an Authorized Officer of the Borrower certifying the names of the individual or individuals authorized to sign this Agreement and the other Credit Documents, together with a sample of the true signature of each such individual. (The Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.)

(d) Opinions of Counsel. An opinion of counsel of the Borrower, addressed to the Lender from each of (i) Sarene Bourdages, general counsel to the Borrower, (ii) Akin Gump Strauss Hauer & Feld LLP, New York counsel to the Borrower, and (iii) Conyers, Dill & Pearman, Bermuda counsel to the Borrower, each in form and substance satisfactory to the Lender.

(e) Officer’s Certificate. Certificate of an Executive Officer of the Borrower dated as of the Effective Date stating that: (i) that there are no material insurance regulatory proceedings pending or threatened against the Borrower in any jurisdiction; (ii) no Default or Event of Default exists or will result from the initial Credit Extension; and (iii) there has occurred since December 31, 2005, no event or circumstance that has resulted in, or in the judgment of such Executive Officer could reasonably be expected to result in, a Material Adverse Effect.

(f) [Reserved].

(g) Control Agreement. A Control Agreement substantially in the form of Schedule I to the Security Agreement executed by the Borrower, the Custodian and the Lender (the “Control Agreement”), together with a copy of the Custody Agreement.

(h) Fees and Expenses. (i) The Borrower shall have paid any fees as the Borrower and the Lender may agree from time to time and (ii) unless waived by the Lender, the Borrower shall have paid all charges and disbursements of counsel to the Lender and all out-of-pocket expenses of the Lender to the extent invoiced prior to the Effective Date, such fees and expenses not to exceed $40,000 in the aggregate.

(i) Process Agent Letter. A letter from the Process Agent agreeing to the terms of Section 9.17 or to other terms satisfactory to the Lender.

(j) Other. Such other documents as the Lender may reasonably request.

SECTION 8.2 Conditions to All Credit Extensions. The obligation of the Lender to make each Credit Extension shall be subject to the prior or concurrent satisfaction (in form and substance satisfactory to the Lender) of each of the conditions precedent set forth below:

(a) LC Application/Borrowing Base Certificate. The Borrower shall have delivered an LC Application or LC Amendment Application, as the case may be. The Borrower shall have delivered a Borrowing Base Certificate calculated as of the most recent Business Day.

(b) No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of such Credit Extension and no Default or Event of Default shall have occurred and be continuing under the Credit Documents or would result from the making of such Credit Extension.

(c) Warranties and Representations.  (i)   All warranties and representations contained in this Agreement (other than Section 4.2, except in the case of the initial Credit Extension) shall be true and correct in all material respects as of the date of such Credit Extension, with the same effect as though made on the date of and concurrently with the making of such Credit Extension (except where such representation speaks as of specified date) and (ii) all covenants contained herein and in such documents to be performed by each of the parties thereto (other than the Lender) prior to the date of such Credit Extension shall have been performed.

(d) Litigation.  (i)   No litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry shall be, on the date of such Credit Extension, pending, or to the knowledge of the Borrower, threatened which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or to obtain material relief as a result of, the transactions contemplated hereunder or, in the reasonable opinion of the Lender, could be reasonably expected to be materially adverse to any of the parties to this Agreement and which is not Ordinary Course Litigation, and (ii) in the reasonable opinion of the Lender, no material adverse development shall have occurred in any litigation (including, without limitation, derivative actions), arbitration, government investigation or proceeding or inquiry with respect to any Reinsurance Agreement or Primary Policy issued by the Borrower or any Subsidiary thereof in which the unreserved potential liability is in excess of 10% of the Borrower’s Net Worth or disclosed in Schedule 4.2 which is reasonably likely to have a Material Adverse Effect.

(e) Fees. The fees referred to in Section 2.11 which are due and payable on or prior to the Effective Date or the date of such Credit Extension shall have been paid to the Lender, where applicable.

(f) Governmental Regulation. The Lender shall have received (i) such information as the Lender is required to obtain, verify and record identifying the Borrower, which information may include the legal name, address and tax ID number and any other information required by the Lender for purposes of identifying the Borrower in accordance and in compliance with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and (ii) such other information and documents in substance and form reasonably satisfactory to the Lender as the Lender shall require for the purpose of compliance with any applicable regulations of the applicable Governmental Authority, including without limitation Comptroller of the Currency or the Board of Governors of the Federal Reserve System, with respect to the transactions contemplated hereby.

(g) Material Adverse Effect. There shall not have occurred any event which, in the reasonable judgment of the Lender, constitutes a Material Adverse Effect.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.2 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

if to the Borrower, to it at:	Max Re Ltd. Max Re House 2 Front Street P.O. Box HM2565 Hamilton HMKX Bermuda Attention: Telephone: Facsimile:	Chief Financial Officer (441) 296-8800 (441) 296-8811

with a copy to:

Max Re Ltd.
Max Re House
2 Front Street
P.O. Box HM2565
Hamilton HMKX Bermuda
	Attention:	General Counsel
	Telephone:	(441) 296-8800
	Facsimile:	(441) 296-8811
(i)	if to the Lender, to it at Scotia Capital
One Liberty Plaza
26th Floor
New York, New York 10006
Attention: David Schwartzbard
	Telephone:	(212) 225-5221
	Facsimile:	(212) 225-5254

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender pursuant to Article II if the Lender has notified the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. The Borrower and the Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other party hereto.

(d) Telephonic Notices. All telephonic notices to and other telephonic communications between the parties hereto may be recorded, and each of the parties hereto hereby consents to such recording.

SECTION 9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

SECTION 9.4 Costs and Expenses. The Borrower shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Lender within ten Business Days after demand for all costs and expenses incurred by the Lender in connection with the negotiation, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Credit Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Lender with respect thereto (provided, however, that the Borrower’s liability under this Section 9.4(a) for such costs and expenses incurred through the Effective Date shall not exceed $40,000); and

(b) pay or reimburse the Lender within ten Business Days after demand for all costs and expenses (including Attorney Costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Credit Document during the existence of an Event of Default or after acceleration of the Obligations (including in connection with any “workout” or restructuring regarding the Obligations, and including in any Insolvency Proceeding or appellate proceeding) provided that the parties shall to the extent of common interests use a single counsel.

SECTION 9.5 Indemnity.

(a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold the Lender and each of its Affiliates, and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Obligations or replacement of the Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Credit Extensions or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 9.5 shall survive payment of all other Obligations.

(b) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, all existing and future claims against each Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof.

SECTION 9.6 Payments Set Aside. To the extent that the Borrower makes a payment to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

SECTION 9.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

SECTION 9.8 Assignments, Participations, etc.

(a) The Lender may, with the written consent of the Borrower (at all times other than during the existence of an Event of Default), which consent shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more other Eligible Assignees all, or any ratable part of all, of the Credit Extensions, the Commitment and the other rights and obligations of the Lender hereunder. The Borrower may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Eligible Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Eligible Assignee, shall have been given to the Borrower by the assigning Lender and the Eligible Assignee and (ii) the assigning Lender and Eligible Assignee shall have delivered to the Borrower a copy of the assignment and acceptance agreement relating to such assignment, which agreement shall be usual and customary in form and substance.

(b) The Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any Credit Extensions, the Commitment and the other interests of the Lender hereunder and under the other Credit Documents; provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Credit Documents. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1 and 9.5 to the extent the Lender would be so entitled as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. All participations shall be pro rata among such Lender’s Commitment. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce the Credit Documents and to approve any amendment, modification or waiver of any provision of the Credit Documents; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any of the following that would: (i) increase the Commitment, (ii) reduce the principal amount of any reimbursement obligation with respect to an LC Disbursement, or reduce the rate of any interest, or reduce any fees, payable under the Credit Documents, (iii) postpone any date for the payment of any reimbursement obligation with respect to an LC Disbursement, any interest or any fees payable under the Credit Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitment, (iv) change any of the provisions of this Section, (v) release Collateral from the Liens of the Credit Documents (except as otherwise expressly provided), (vi) increase the advance rates or change the defined term “Borrowing Base”, or any other change that would increase the amount of available credit under the Credit Documents, or (vii) change Section 2.10.

(c) Notwithstanding any other provision in this Agreement, the Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any LC Obligation held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

SECTION 9.9 Confidentiality. The Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrower and provided to it by the Borrower under this Agreement or any other Credit Document (“Information”), and neither it nor any of its Affiliates shall use any Information other than in connection with or in enforcement of this Agreement and the other Credit Documents or in connection with other business now or hereafter existing or contemplated with the Borrower; except to the extent Information (a) was or becomes generally available to the public other than as a result of disclosure by the Lender as the case may be, or (b) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Lender as the case may be; provided, however, that any such Person may disclose Information (i) at the request or pursuant to any requirement of any Governmental Authority to which such Person is subject or in connection with an examination of such Person by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Lender or its Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (vi) to the Lender’s independent auditors and other professional advisors; (vii) to any Participant, actual or potential, provided that such Person agrees in writing to keep Information confidential to the same extent required of the Lender hereunder; (viii) as to the Lender or any Affiliate of the Lender, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed party with the Lender or such Affiliate; (ix) to its Affiliates which are either the Lender’s parent or it or its parent’s wholly owned Subsidiary or, with the prior written consent of the Borrower which shall not be unreasonably withheld, its other Affiliates; (x) at any time following the third anniversary of the delivery of such Information to such Person.

SECTION 9.10 Set-off. In addition to any rights and remedies of the Lender provided by law, if an Event of Default has occurred and is continuing or the Obligations have been accelerated, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender, as the case may be, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any Credit Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by such Person; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 9.11 Notification of Addresses, Lending Offices, Etc. The Lender shall notify the Borrower in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information.

SECTION 9.12 Counterparts; Facsimile. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to any Requirement of Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

SECTION 9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

SECTION 9.14 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower and the Lender, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents.

SECTION 9.15 Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER AND THE LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID OR BY ANY OTHER MEANS PERMITTED BY NEW YORK OR FEDERAL LAW.

SECTION 9.16 Waiver of Jury Trial. THE BORROWER, AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 9.16 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

SECTION 9.17 Service of Process. On or prior to the Effective Date, the Borrower shall appoint CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 8th Avenue, New York, New York 10011, United States, as its agent to receive on its behalf and its property service of copies of the summons and complaints and any other process which may be served in any such action or proceeding, provided that a copy of such process is also mailed by registered or certified mail, postage prepaid, to the Borrower at the address specified pursuant to Section 9.2. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at the address specified pursuant to Section 9.2. Nothing in this Section 9.17 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower, or any of their properties in the courts of any other jurisdiction.

SECTION 9.18 USA PATRIOT Act Notice. The Lender is subject to the Act (as hereinafter defined) and hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is or may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

SECTION 9.19 Entire Agreement. This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding between the Borrower, and the Lender, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

MAX RE LTD.

By:
Title:

THE BANK OF NOVA SCOTIA

By:
Title: